SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                   (Amendment No.   )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
[X]   Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
      12

                                 GENENTECH, INC.
- -------------------------------------------------------------------------------
                     (Name of Registrant as Specified In Its Charter)
- -------------------------------------------------------------------------------
                    Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[  ]  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
      6(i)(3).
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

- -------------------------------------------------------------------------------
      2) Aggregate number of securities to which transaction applies:

- -------------------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- -------------------------------------------------------------------------------
      4) Proposed maximum aggregate value of transaction:

- -------------------------------------------------------------------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[  ]   Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:
      -------------------------------------------------------------------------
       2) Form, Schedule or Registration Statement No.:
      -------------------------------------------------------------------------
       3) Filing Party:
      -------------------------------------------------------------------------
       4) Date Filed:
      -------------------------------------------------------------------------

                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                    TO BE HELD ON

                                   APRIL 13, 1995

To the Stockholders of Genentech, Inc.:

     The Annual Meeting of the Stockholders (the "Annual Meeting") of Genentech, Inc., a Delaware corporation ("Genentech"), will be held at the Marriott Hotel, 1800 Old Bayshore Highway, Burlingame, California, on Thursday, April 13, 1995, commencing at 10:00 a.m., local time, for the following purposes:

(1) To elect five directors to the 1998 Class of the Board of Directors of Genentech for a term of three years.

(2)    To approve amendments to Genentech's 1991 Employee Stock Plan.

(3) To ratify the selection by the Board of Directors of Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1995.

(4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 24, 1995 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available at Genentech's headquarters, 460 Point San Bruno Boulevard, South San Francisco, California 94080, for ten days before the meeting.

All stockholders are cordially invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to complete, date, sign and return the enclosed Proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. Any stockholder attending the meeting may vote in person even if that stockholder has returned a Proxy.

                                       By Order of the Board of Directors



                                           JOHN P. McLAUGHLIN
                                               Secretary

South San Francisco, California
March 17, 1995

                                GENENTECH, INC.
                        460 Point San Bruno Boulevard
                        South San Francisco, CA 94080

                        -----------------------------

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 13, 1995

                   INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited by the Board of Directors of Genentech, Inc. ("Genentech" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, April 13, 1995 (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of Redeemable Common Stock of Genentech, par value $0.02 per share ("Redeemable Common Stock"), held in their names. The cost of solicitation of Proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by Genentech.
In addition, Genentech will reimburse brokerage firms and other persons representing beneficial owners of Redeemable Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of Proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of Genentech. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and accompanying Proxy will be mailed on or about March 17, 1995 to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record at the close of business on February 24, 1995 ("Record Date") will be entitled to notice of and to vote at the Annual Meeting. On February 24, 1995, Genentech had outstanding 50,402,026 shares of Redeemable Common Stock and 67,133,409 shares of Common Stock, par value $0.02 per share ("Common Stock"). Each holder of record of shares of Redeemable Common Stock or Common Stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting. An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for approval of all matters being submitted to the stockholders for their consideration. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

     Any stockholder giving a Proxy has the power to revoke it any time before it is exercised. The Proxy may be revoked by filing with the Secretary of Genentech, at the principal executive office of Genentech, 460 Point San Bruno Boulevard, South San Francisco, California 94080, a notice of revocation or a duly executed Proxy bearing a later date. It may also be revoked by attendance at the Annual Meeting and voting in person.

MERGER WITH ROCHE HOLDINGS, INC.

     On September 7, 1990 (the "Effective Date"), a wholly owned subsidiary ("Merger Subsidiary") of Roche Holdings, Inc., a Delaware corporation ("Roche"), was merged with and into Genentech (the "Merger") pursuant to an Agreement and Plan of Merger dated as of February 2, 1990 among Genentech, Roche and Merger Subsidiary (the "Merger Agreement"). Roche is a wholly owned subsidiary of Roche Finance Ltd, a Swiss corporation which is a wholly owned subsidiary of Roche Holding Ltd, a Swiss corporation ("Roche Holding"). Genentech stockholders of record on the Effective Date received, for each share of Common Stock that they owned, $18 in cash and one half share of newly issued Redeemable Common Stock. In the Merger, Roche acquired one half of the Company's outstanding Common Stock (42,699,458 shares) from the stockholders for $1,537.2 million and 24,433,951 newly issued shares of Common Stock from the Company for $487.3 million. The 67,133,409 shares of Common Stock that Roche acquired in the Merger represents approximately fifty-seven percent of the outstanding voting securities of the Company as of the Record Date.

     On the Effective Date, Genentech and Roche entered into an agreement (the "Governance Agreement") which contains terms relating to the corporate governance of the Company after the Merger and the acquisition and disposition of securities of the Company by Roche and its affiliates. Pursuant to the Governance Agreement, the Company's Board of Directors was increased from eleven to thirteen members and the Board elected two nominees of Roche, Dr. Jurgen Drews and Dr. Armin Kessler, to serve on the Board. The Governance Agreement provides that on and after July 1, 1995, Roche will have the right under certain specified circumstances to designate and elect both a majority of the Board of Directors of the Company and a majority of the Company's "independent directors" (defined as individuals who are neither an officer of Genentech nor an employee, director, principal stockholder or partner of Roche, its affiliates or any entity (other than the Company and its subsidiaries) that was dependent on Roche or its affiliates for more than 10% of its revenues or earnings in the most recent fiscal year). Prior to July 1, 1995, Roche may not designate more than two representatives to the Board unless it acquires 100% ownership of Genentech. The Governance Agreement required the establishment of a Nominations Committee with exclusive authority to nominate individuals to serve on the Board. The Nominations Committee must have one director designated by Roche and all nominations for members of the Board who are not then serving as directors must be unanimous, except for representatives designated by Roche pursuant to the terms of the Governance Agreement.

PRINCIPAL STOCKHOLDERS OF GENENTECH

     The following table sets forth, as of February 7, 1995, unless otherwise noted, certain information regarding all stockholders known by Genentech to be the beneficial owners of more than five percent of any class of Genentech's voting securities:

Name and Address           Number of                              Percent of
of Beneficial Owner         Shares           Class                   Class
Roche Holdings, Inc.      67,133,409      Common Stock               100%
15 East North St.
Dover, DE 19901            9,330,600(1)   Redeemable                  18.5%
                                          Common Stock


(1) Prior to July 1, 1995, Roche has the right under the Governance Agreement to cause Genentech to redeem all outstanding shares of Redeemable Common Stock if certain conditions are met.

STOCKHOLDER PROPOSALS

     Proposals of stockholders of Genentech that are intended to be presented by such stockholders at Genentech's 1996 Annual Meeting must be received by the Secretary of Genentech no later than November 10, 1995 in order that they may be included in the Proxy Statement and form of Proxy relating to that meeting. Stockholders are also advised to review the Company's Bylaws for additional requirements regarding stockholder proposals.

                        PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES

     Genentech has three classes of directors serving staggered three-year terms. The 1998 class consists of five directors, the 1997 class consists of two directors, and the 1996 class consists of four directors. On March 13, 1995, Mr. Thomas J. Perkins resigned from Genentech's Board of Directors for personal reasons. Mr. Perkins had served as Chairman of the Board of Genentech from its founding in 1976 until 1990 and continued to serve as a director since then. Genentech wishes to thank Mr. Perkins for his service to Genentech.

The 1998 class directors are to be elected at the Annual Meeting for three-year terms expiring on the date of the Annual Meeting in 1998 or until each such director's successor shall have been duly elected or appointed. It is intended that the shares represented by the enclosed Proxy will be voted for the election of Messrs. Drews, Kessler, Murfin, Potts and Raab, each of whom is currently a member of the Board of Directors of Genentech, as the 1998 class directors, unless the Proxy is marked in such a manner as to withhold authority to vote for any of them. Under the terms of the Governance Agreement, Roche agreed that in connection with the election of directors it would vote any of its shares of Common Stock and Redeemable Common Stock in proportion to the votes cast by the other holders of Redeemable Common Stock; provided, however, Roche may cast all of its votes for any director nominee of Roche designated under the Governance Agreement. Messrs. Drews and Kessler are Roche's director nominees for the Board of Directors. The directors are elected by a plurality of the votes of the Common Stock and Redeemable Common Stock, voting as a class, present in person or represented by proxy and entitled to vote at the Annual Meeting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE

     In the event any of such nominees becomes unable or unwilling to serve, the shares represented by the enclosed Proxy will be voted for the election of the balance of those named and such other person as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable to serve.

     The following table sets forth the name and age (as of the date of the Annual Meeting) of the directors, the class to which each has been nominated for election or elected, their principal occupations at present, the positions and offices held by each with Genentech in addition to the position as a director, and the period during which each has served as a director of Genentech.

                                                                       Served as
                           Principal Occupation--Position               Director
Name                 Age   Held                                          Since
_____               ____  ______________________________________       __________
1998 CLASS
Jurgen Drews         61   President, International Research and
                          Development of the Roche Group                    1990

Armin M. Kessler     57   Chief Operating Officer of
                          F. Hoffmann-La Roche Ltd                          1990

Donald L. Murfin     51   General Partner of Chemicals
                          and Materials Enterprise Associates, L.P.         1980

John T. Potts, Jr.   63   Physician-in-Chief at Massachusetts
                          General Hospital                                  1982

G. Kirk Raab         59   President and Chief Executive Officer of
                          Genentech, Inc.                                   1985

1997 Class

Herbert W. Boyer     58   Director of Genentech, Inc.                       1976

Linda Fayne Levinson 53   President of Fayne Levinson Associates, Inc.      1992

1996 Class

J.  Richard Munro    64   Chairman of the Executive Committee               1988
                          of the Board of Time Warner Inc.

C. Thomas Smith, Jr. 56   President and Chief Executive Officer of          1986
                          VHA, Inc.

Robert A. Swanson    47   Chairman of the Board of Genentech, Inc.          1976

David S. Tappan, Jr. 72   Director of Fluor Corporation                     1981

1998 Class

     Dr. Drews has been President, International Research and Development, and a member of the Executive Committee, of the Roche Group, an international health care concern, since 1991. Dr. Drews served as Chairman of the Research Board and a member of the Executive Committee of F. Hoffmann-La Roche Ltd from 1986 to 1991, and served as the Director of Pharmaceutical Research at F. Hoffmann-La Roche Ltd from 1985 to 1986. These Roche entities are affiliated with Genentech. Dr. Drews served as Head of Pharmaceutical Research and Development for Sandoz Ltd from 1982 to 1985, and as Head of the Sandoz Research Institute from 1979 to 1982.

     Dr. Kessler has been Chief Operating Officer of F. Hoffmann-La Roche Ltd since 1990 and a member of the Board of Directors of Roche Holding Ltd, the parent company of an international health care concern, since 1989. He has served since 1986 as head of the Pharmaceutical Division of F. Hoffmann-La Roche & Co. Ltd. In addition, he has had responsibility for the Diagnostics Division of F. Hoffmann-La Roche & Co. Ltd since 1989. These Roche entities
are affiliated with Genentech.   Dr. Kessler served as managing director of
Roche Products Ltd from 1985 to 1986, and as President, Chairman & CEO of Givaudan Corporation, a Hoffmann La Roche subsidiary, from 1983 to 1985.

     Mr. Murfin is General Partner of Chemicals and Materials Enterprise Associates, L.P., a venture capital firm focusing on businesses based on specialty chemicals and materials. Mr. Murfin was Managing Partner of Trident Venture Partners from 1988 to 1989. Mr. Murfin served from 1979 to 1988 as President of Lubrizol Enterprises, Inc., a venture development subsidiary of The Lubrizol Corporation, a manufacturer of chemical additives for lubricants and fuels and specialty chemicals for industrial applications, of which he was Vice President from 1985 to 1988. Mr. Murfin served as Chairman of the Board of Genex Corporation from 1990 to 1991. Mr. Murfin is a director of Targeted Genetics Corporation and Corvita Corporation, a Trustee of the Edison BioTechnology Center and serves on the boards of directors of a number of private technology based businesses.

     Dr. Potts has been Physician-in-Chief at Massachusetts General Hospital and Jackson Professor of Clinical Medicine at Harvard Medical School since 1981. Dr. Potts also serves as a consultant to Genentech. Dr. Potts' accomplishments have been recognized with a series of honors over the years, including the prestigious Fred Conrad Koch Award of the Endocrine Society, the Prize Andre Lichwitz, and the American Society of Bone and Mineral Research's highest honor, the William F. Neumann Award. He holds many active and honorary memberships in scientific and professional organizations, including the Institute of Medicine, the American Academy of Arts and Sciences, and the Association of Professors of Medicine.

     Mr. Raab was elected Chief Executive Officer of Genentech in February 1990 and has been President and a director since 1985. Mr. Raab was President, Chief Operating Officer and a director of Abbott Laboratories, a health care company, from 1981 to 1985. He is Chairman of the Board of Directors of the Biotechnology Industry Association and the California Health Care Institute.
He is also a member of the Board of Directors of the Pharmaceutical Research and Manufacturers of America and Shaman Pharmaceuticals, Inc. He is a member of the Board of Trustees of Colgate University, the San Francisco Ballet and the San Francisco Symphony Orchestra.

1997 Class

     Dr. Boyer, a founder of Genentech, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. In 1993, Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences.

    Ms. Levinson has served as the President of Fayne Levinson Associates, Inc., a general management consulting firm to consumer and financial service organizations, since 1982. Ms. Levinson also serves as a member of the Board of Egghead, Inc. Ms. Levinson was an executive at Creative Artists Agency, Inc. from 1993 through February 1994 and was a partner of Wings Partners, a Los Angeles-based merchant bank whose holdings include Northwest Airlines, from 1989 until 1993. Ms. Levinson was a Senior Vice President at American Express Travel Related Services Co., Inc., from 1984 until 1987. In 1982, Ms. Levinson served as Executive Vice President, Marketing, Hotel Group at John B. Coleman & Co. Ms. Levinson was at McKinsey & Co., a worldwide general management consulting firm, from 1972 through 1981, where she was made the first woman partner in 1979.

1996 Class

     Mr. Munro is Chairman of the Executive Committee of the Board of Directors of Time Warner Inc., a media and entertainment company. Mr. Munro was Chairman of Time, Inc., a predecessor of Time Warner Inc., from 1986 to 1989 and its Chief Executive Officer from 1980 to 1989. He is a director of Time Warner Inc., Mobil Corporation, Kellogg Company, and K Mart Corporation. He is a member of the National Coalition of AIDS Research (Washington, D.C.) and the Counsel on Foreign Relations, Chairman of the Points of Light Foundation, a director of the United Negro College Fund, and a trustee of Hamilton College, St. Lawrence University, Teacher's College, Columbia University and the Salisbury School.

     Mr. Smith has been President and Chief Executive Officer of VHA, Inc., an alliance of 1,150 healthcare organizations in 47 states, since 1991. Mr. Smith served as President of Yale-New Haven Hospital, a nonprofit teaching hospital affiliated with Yale University Medical School, from 1977 to 1991. Mr. Smith was the 1991 Chairman of the Board of Trustees of the American Hospital Association, and serves on the Board of VHA and the National Committee on Quality of Health Care. Previously, he was on the Board of the Association of American Medical Colleges. Mr. Smith was the 1991 Rene Sand lecturer at the Congress of the International Hospital Federation, the third American to be so honored.

     Mr. Swanson, a founder of Genentech and its Chief Executive Officer from 1976 to 1990, has been Chairman of the Board since 1990. Prior to forming Genentech, Mr. Swanson was a partner with Kleiner & Perkins venture capital partnership in San Francisco, and from 1970 to 1974, he was an investment officer with Citicorp Venture Capital Ltd. He serves on the Board of Fellows of the Faculty of Medicine at Harvard University and is a member of the Biology Visiting Committee of, and has served as a Trustee for, the Massachusetts

Institute of Technology. Mr. Swanson is a member of the Royal Swedish Academy of Engineering Sciences and a member of the Board of Molten Metal Technology, Inc. He also serves as a trustee of the San Francisco Ballet, the San Francisco Museum of Modern Art, and the Nueva School.

     Mr. Tappan served as Chairman of the Board of Fluor Corporation ("Fluor"), an international engineering, construction and technical services company, from 1984 through 1990, at which time he retired. He was Chief Executive Officer of Fluor from 1984 to 1990. Mr. Tappan is a director of Beckman Instruments, Inc., Advanced Tissue Sciences, Inc., and Allianz Insurance Company. He is a member of the Board of Trustees of the University of Southern California and The Scripps Research Institute Board of Trustees.

COMMITTEES AND MEETINGS

     During 1994, the standing committees of the Board of Directors included an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee, a Nominations Committee, and a Special Committee. During 1994, the Board of Directors held six meetings, the Audit Committee held two meetings, the Compensation Committee held four meetings, the Corporate Governance Committee held two meetings, the Executive Committee held one meeting, the Nominations Committee held two meetings and the Special Committee, which was established in April 1994, held seven meetings. Each Board member attended at least 75% of the aggregate meetings of the Board and the committees of which he or she is a member. The Governance Agreement provides that each committee of the Board (other than certain special committees) will at all times include at least one director designated by Roche. The director designated by Roche to serve on any committee will be entitled to designate as his or her alternate another director designated by Roche.

     In 1994, the members of the Audit Committee were Messrs. Drews, Murfin, Perkins and Tappan, none of whom is an employee of Genentech. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The Audit Committee, with and without Company management present, meets with the Company's independent auditors and general auditor to review and discuss various matters including Genentech's financial statements, the report of the independent auditors and accompanying management letter on the scope and results of their work, and their recommendations concerning Genentech's financial practices and procedures.

     In 1994, the Compensation Committee was comprised of Messrs. Kessler, Munro, Perkins and Swanson, none of whom is an employee of Genentech. The Compensation Committee administers Genentech's stock option plans, stock purchase plan, relocation loan plan, emergency loan program, employee incentive compensation plan, supplemental retirement plan and 401(k) plan, and approves salaries, bonuses and other compensation arrangements for Genentech's officers, as well as loans or loan guarantees for Genentech's officers and employees.

     In 1994, the Corporate Governance Committee was comprised of Ms. Levinson and Messrs. Drews, Munro, Potts and Smith. The Corporate Governance Committee reviews the Company's investor relations, government relations, legal and regulatory relations and marketing and public relations programs.

     In 1994, the Executive Committee was comprised of Messrs. Boyer, Kessler, Perkins, Raab and Swanson. The Executive Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board in the management of the business and affairs of Genentech, except those powers that by law cannot be delegated by the Board of Directors.

     In 1994, the Nominations Committee was comprised of Ms. Levinson and Messrs,.Drews, Potts, Raab and Swanson. The purpose of the Nominations Committee is to identify, review and recommend potential nominees to the Board of Directors of Genentech, and to recommend executive officers of the Company for election by the Board of Directors. The Nominations Committee will consider nominees to the Board of Directors recommended by Genentech stockholders. To be considered, Stockholders wishing to nominate a person to the Board of Directors should send a letter to the Secretary of Genentech which complies with the notification requirements of Genentech's Bylaws.
Stockholders of Genentech are also entitled to nominate candidates for director at the Annual Meeting if they have complied with the advance notice procedures contained in the Company's Bylaws.

     The Special Committee was established in April 1994 for the limited purpose of performing an internal review of some of the Company's sales and marketing programs and certain other programs. In 1994, the Special Committee was comprised of Ms. Levinson and Messrs. Boyer, Perkins and Tappan. The Special Committee was dissolved in October 1994.

                   PROPOSAL 2--AMENDMENT OF 1991 EMPLOYEE STOCK PLAN

     In December 1990, the Board of Directors adopted the 1991 Employee Stock Plan under which 1,500,000 shares of the Company's Redeemable Common Stock were initially reserved for issuance; in April 1991, Genentech's stockholders approved the 1991 Plan. The 1991 Employee Stock Plan, as amended through the date hereof, shall hereinafter be referred to as the "1991 Plan." Genentech believes that the 1991 Plan is an important part of providing incentives and retaining employees. In December 1992, the Board of Directors approved amendments to the 1991 Plan to (i) increase the number of shares of Redeemable Common Stock available for issuance under the 1991 Plan by an additional 1,400,000 shares to a total of 2,900,000 shares and (ii) increase the maximum number of shares of Redeemable Common Stock that may be purchased by all participating employees under the 1991 Plan during any calendar quarter in which Genentech pays a regular annual bonus from 180,000 shares to 200,000 shares. In May 1993, Genentech's stockholders approved such amendments. By January 3, 1995, Genentech had issued to participating employees 2,040,695 of the 2,900,000 shares reserved under the 1991 Plan. In February 1995, the Board of Directors approved an amendment to the 1991 Plan, as previously amended, to increase the number of shares of Redeemable Common Stock available for issuance under the 1991 Plan by an additional 900,000 shares to a total of 3,800,000 shares. The Board of Directors has adopted the 1995 amendment described above to ensure that Genentech has shares available under the 1991 Plan to provide continued incentives to its employees through the opportunity to purchase Redeemable Common Stock of Genentech on a quarterly basis.

     The affirmative vote of the holders of a majority of the Redeemable Common Stock and Common Stock represented at the Annual Meeting, voting together as a single class, is required for the approval of this proposal, provided that a quorum is present.



                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

     The material terms of the 1991 Employee Stock Plan are outlined below.

General Description of the 1991 Plan

     The 1991 Plan is intended to qualify under Section 423 of the Code as an employee stock purchase plan. On February 24, 1995, the closing price of Redeemable Common Stock was $49.875 per share. Rights granted under the 1991 Plan run for a maximum of 27 months.

     All full-time employees of Genentech are eligible to participate in the 1991 Plan, except for any employee who owns five percent or more of the total combined voting power of all classes of stock of Genentech on the date of grant of a right to purchase shares ("Right"). As of the date of this Proxy Statement there are approximately 2,800 employees of Genentech eligible to participate in the 1991 Plan. Participation by officers in the 1991 Plan is on the same basis as that of any other employee. No employee may be granted a Right which permits such employee to purchase shares under the 1991 Plan at a rate which exceeds $25,000 worth of shares (determined at the date of grant of the Right) for each calendar year in which such Right is outstanding. Rights are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable during the lifetime of any employee only by such employee.

     Under the 1991 Plan, the maximum number of shares that may be purchased by all participating employees in any calendar quarter in which Genentech pays a regular annual bonus is 200,000 shares, and in any calendar quarter in which Genentech does not pay a regular annual bonus the maximum is 180,000 shares. Prior to the 1995 amendment, the total number of shares reserved for issuance under the Plan was 2,900,000 shares. Under the 1995 amendment, an aggregate total of 3,800,000 shares of Redeemable Common Stock would be reserved for issuance under the 1991 Plan. In the event that Roche does not cause Genentech to redeem its Redeemable Common Stock on or prior to June 30, 1995 in accordance with Genentech's Certificate of Incorporation, as amended, all purchases under the 1991 Plan on or after July 1, 1995 shall be shares of Common Stock.

     The Compensation Committee of the Board of Directors grants eligible employees Rights from time to time to purchase shares under the 1991 Plan at prices equal to 85% of the lesser of (i) the fair market value of the shares on the date of grant or (ii) the fair market value of the shares on the date of purchase. In addition, subject to the limits above, the Compensation Committee establishes the duration of the Rights grant and the terms for participation under the Plan.

     During fiscal year 1994, the following persons purchased the following number of shares under the 1991 Plan at the prices shown: Mr. Raab - 696 shares at $30.49 per share; Dr. Levinson - 697 shares at $30.49 per share; Mr. Young - 697 shares at $30.49 per share; Mr. McLaughlin - 0 shares; Mr. Lavigne - 139 shares at $30.49 per share; all executive officers as a group (27 persons) - 18,152 shares at $30.49 per share; and all employees (excluding executive officers) as a group - 492,173 shares at $30.49 to $42.18 per share.

     Federal Tax Consequences of the 1991 Plan

     The following is intended only as a general summary of the federal income tax consequences in connection with participation in the 1991 Plan. All tax matters discussed in this Proxy Statement should be verified with a tax consultant. No taxable income is recognized by a participant either at the time a Right is granted under the 1991 Plan or at the time the shares are purchased.

Instead, tax consequences are generally deferred until a participant disposes of the shares (e.g., by sale or gift). The federal income tax consequences of a sale of shares purchased under the 1991 Plan depend on the length of time the shares are held after the relevant date of grant and date of exercise, as described below.

     If shares purchased under the 1991 Plan are held for more than one year after the date of purchase and more than two years from the date of grant, the participant generally will have taxable ordinary income on a sale or gift of the shares to the extent of the lesser of: (i) 15% of the fair market value of the stock at the date of grant; or (ii) the actual gain (the amount by which the market value of the shares on the date of sale or gift exceeds the purchase price). All additional gain upon the sale of stock is treated as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, and the participant has a long-term capital loss for the difference between the purchase price and the sale price.

     If the stock is sold or gifted within either one year after the date of purchase or two years after the date of grant (a "disqualifying disposition"), the participant generally has taxable ordinary income at the time of the sale or gift to the extent that the fair market value of the stock at the date of purchase was greater than the purchase price. This amount will be taxable in the year of sale or disposition even if no gain is realized on the sale. A capital gain would be realized for shares disposed of to the extent sales proceeds exceed the fair market value of those shares on the date of purchase. A capital loss would be realized to the extent the sales proceeds on the shares disposed of is less than the purchase price. The capital gain or loss would be long-term if the stock was held for more than one year. Special tax consequences may follow from dispositions other than a sale or gift.

     Ordinary income recognized by a participant upon a disqualifying disposition constitutes taxable compensation which will be reported to the IRS, but does not constitute "wages" subject to withholding by Genentech. The Internal Revenue Service is studying this position and other related issues, and may require withholding in the future. Genentech receives a deduction for federal income tax purposes only to the extent that a participant realizes ordinary income on a disqualifying disposition.

Amendment of the 1991 Plan

     The Board may amend, modify or terminate the 1991 Plan at any time without notice provided that no such amendment, modification or termination may adversely affect any existing Rights of any participating employee, except for variations to conform with local laws in the case of foreign branches or designated U.S. subsidiaries of the Company. In addition, subject to certain appropriate adjustments to give effect to relevant changes in Genentech's capital stock, no amendments to the 1991 Plan can be made without stockholder approval if such amendment would increase the total number of shares offered under the 1991 Plan or would render Rights "unqualified" for special tax treatment under the Code.

                                   NEW PLAN BENEFITS
                                       1991 Employee Stock Plan
                                       ________________________
                                                          Number of
Name and Position               Dollar Value($)(1)        Shares
__________________              __________________        ___________
G. Kirk Raab                      $13,318                   696
President and Chief
Executive Officer

Arthur D. Levinson                $12,571                   697
Senior Vice President

William D. Young                  $12,507                   697
Senior Vice President

John P. McLaughlin                     $0                     0
Senior Vice President and
Secretary

Louis J. Lavigne                   $2,511                   139
Senior Vice President and
Chief Financial Officer

Executive Group                  $323,930                18,152

Non-Executive Officer          $8,879,311               492,173
Employee Group

___________________
(1) Under the 1991 Employee Stock Plan, as amended through the date hereof (the "Plan"), eligible employees of the Company may purchase shares under the Plan at prices equal to 85% of the lesser of (i) the fair market value of the shares on the date of grant or (ii) the fair market value of the shares on the date of purchase. Non-employee members of the Company's Board of Directors are not eligible to participate in the Plan. The Dollar Value represents the fair market value per share of Redeemable Common Stock on the date of purchase less the actual purchase price per share paid multiplied by the number of shares purchased by each person or group on each of the four purchase dates in 1994 under the Plan. See also Proposal 2, Amendment of the 1991 Employee Stock Plan.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of shares of Redeemable Common Stock and of the equity securities of Roche Holding Ltd as of February 7, 1995, unless otherwise noted, of (i) each director of Genentech,
(ii) the Chief Executive Officer and each of Genentech's four other most highly compensated executive officers at December 31, 1994 (the "Named Executive Officers"), and (iii) all directors and executive officers of Genentech as a group:

                          Amount and Nature of Beneficial Ownership

                                    Genentech                Equity Securities of
                               Redeemable Common Stock       Roche Holding Ltd
                            ___________________________     ____________________
                                             Percent                     Percent
Name of Beneficial Owner      Shares         of Class          Shares    of Class
________________________    ____________   ____________      _________   ________
Herbert W. Boyer             789,570(1)       1.57%               0         0
Jurgen Drews(2)               25,200(3)         *(4)              0         0
Armin M. Kessler(2)           25,000(3)         *                50         **(5)
Louis J. Lavigne, Jr.         96,917(6)         *                 0         0
Arthur Levinson              218,813(7)         *                 0         0
Linda Fayne Levinson          10,200(8)         *                 0         0
John P. McLaughlin           141,253(9)         *                 0         0
J. Richard Munro              35,000(10)        *                 0         0
Donald L. Murfin              33,250(11)        *                 0         0
Thomas J. Perkins            221,694(12)        *                 0         0
John T. Potts, Jr.            40,667(13)        *                 0         0
G. Kirk Raab                 252,759(14)        *                 0         0
C. Thomas Smith, Jr.          35,000(10)        *                 0         0
Robert A. Swanson          1,910,120(15)      3.78%               0         0
David S. Tappan, Jr.          37,000(16)        *                 0         0
William D. Young             178,752(17)        *                 0         0
All Directors and
Executive Officers as
a Group (38 persons)       4,930,125(18)      9.41%              50         **

(1) Includes stock options outstanding on February 7, 1995 to purchase 25,000 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(2) Pursuant to the Merger, Roche, 15 East North St., Dover, Delaware 19901, acquired 67,133,409 shares of Genentech's Common Stock, representing 100% of the class, and in addition as of February 7, 1995 owns 9,330,600 shares of Redeemable Common Stock, representing approximately 18.5% of the class. Pursuant to the Governance Agreement, Roche appointed Messrs. Drews and Kessler as its representatives on the Board of Directors of Genentech.

(3) Includes stock options outstanding on February 7, 1995 to purchase 25,000 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(4) Asterisk (*) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding shares of Redeemable Common Stock.


(5) A double asterisk (**) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding equity securities of Roche Holding Ltd.

(6) Includes stock options outstanding on February 7, 1995 to purchase 81,094 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(7) Includes stock options outstanding on February 7, 1995 to purchase 213,440 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(8) Includes stock options outstanding on February 7, 1995 to purchase 10,000 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(9) Includes stock options outstanding on February 7, 1995 to purchase 141,253 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(10) Includes stock options outstanding on February 7, 1995 to purchase 33,000 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(11) Includes stock options outstanding on February 7, 1995 to purchase 33,250 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(12) Includes 24,464 shares held in trust by Mr. Perkins as trustee of a revocable trust between Mr. Perkins and Gerd Perkins as trustors and trustees, and 110 shares held as trustee of a trust. Mr. Perkins disclaims beneficial ownership of the shares held by the latter trust.

(13) Includes stock options outstanding on February 7, 1995 to purchase 36,334 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(14) Includes stock options outstanding on February 7, 1995 to purchase 248,128 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(15) Includes stock options outstanding on February 7, 1995 to purchase 231,190 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995. Also includes 1,678,928 shares of Redeemable Common Stock held as trustee of six trusts. Mr. Swanson disclaims beneficial ownership of the 562,500 shares held by five of such trusts. Excludes ownership of 150,000 shares held by a charitable foundation of which Mr. Swanson is one of the directors.

(16) Includes stock options outstanding on February 7, 1995 to purchase 37,000 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.

(17) Includes stock options outstanding on February 7, 1995 to purchase 111,564 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995.


(18) Includes all shares of Redeemable Common Stock reflected in footnotes 1, 3 and 6 through 17 above and also includes outstanding stock options held by 22 other executive officers on February 7, 1995 to purchase 791,614 shares of Redeemable Common Stock which are currently exercisable or will be exercisable by April 8, 1995 and warrants issued in connection with the formation of Genentech Clinical Partners IV exercisable for 72 shares of Redeemable Common Stock.

Section 16 Reporting

     In 1994 each of Arthur Levinson and Edmon Jennings, both of whom are executive officers of Genentech, filed a Form 4 amending a Form 4 filed for January 1992 which did not include 584 and 386 shares which are beneficially owned by Messrs. Levinson and Jennings, respectively, under Genentech's 401(k) plan. In 1994 Barry Sherman, an executive officer of Genentech, filed a Form 3 amending a Form 3 filed in 1989 to report indirect ownership of 50 shares owned by Dr. Sherman's son. In 1994 Kimberly Popovits, an executive officer of Genentech, filed a Form 3 amending a Form 3 filed earlier in 1994 which failed to report beneficial ownership of an option to purchase 20,000 shares.

EXECUTIVE COMPENSATION

Compensation of Directors

     In 1989, the Company entered into agreements with Mr. Swanson, then Chief Executive Officer of Genentech, and certain other officers of the Company governing certain terms and conditions of their employment. These 1989 agreements, as subsequently amended, are described in greater detail in the Section below entitled "Employment Agreements." Effective in March 1992, Mr. Swanson's 1989 agreement, as amended, was terminated and superseded by a new agreement. This 1992 agreement governs the terms and conditions of Mr. Swanson's continued service as Chairman of the Board and his compensation from the Company. Mr. Swanson's 1992 agreement is also described in greater detail in the Section below entitled "Employment Agreements."

     In 1994, each of the directors of Genentech except Messrs. Raab and Swanson were paid an annual retainer of $30,000 in quarterly installments. Mr. Raab was not paid for his service as a director, and no additional fees were paid to any director for service on Board committees. All directors were reimbursed for expenses incurred in connection with their service on the Board. Dr. Boyer and Dr. Potts also serve as consultants to Genentech and receive compensation for their services. In 1994, Dr. Boyer and Dr. Potts received $24,000 and $42,833, respectively, in consideration for their consulting services.

     In addition, in 1992 the Company established a Directors' Charitable Award Program (the "Award Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board on or after May 1, 1992 are eligible for the Award Program, subject to vesting requirements. The Award Program is funded by life insurance policies purchased by the Company which provide for a $1 million death benefit on participating directors. Upon the death of a participating director, the Company may donate $200,000 per year for five years to up to four educational institutions or non-profit organizations recommended by the director, provided that any such institution or organization is approved by the Company in the year of the donation. Individual directors derive no financial benefit from the Award Program since all available insurance proceeds and tax deductions accrue solely to the Company.

     Under the Automatic Grant Program (the "1990 Grant Program") of the 1990 Plan, each individual who was a non-employee member of the Board on July 18, 1990, was automatically granted a Nonstatutory Option to purchase 15,000 shares of Redeemable Common Stock. Pursuant to 1992 amendments to the 1990 Grant Program, each individual who was a non-employee member of the Board on April 30, 1992, was automatically granted a Nonstatutory Option to purchase 15,000 shares of Redeemable Common Stock, and each non-employee member of the Board who was first elected to the position after April 30, 1992 but prior to April 30, 1995, would automatically be granted, on the date of such member's election to the Board, a Nonstatutory Option for the same number of shares of Redeemable Common Stock. Each option granted under the 1990 Grant Program, as amended in 1992, vests in increments of 5,000 shares on each of the first, second and third anniversaries of the grant date and remains exercisable until the expiration or earlier termination of the option term. Such options have a term of ten years from the grant date, and are not assignable or transferable otherwise than by will or by the laws of descent and distribution. All options granted under the 1990 Grant Program have an exercise price equal to 100% of the fair market value of the Redeemable Common Stock on the date of the option grant. In 1994 no directors exercised options granted under the 1990 Grant Program, except Mr. Perkins who exercised options representing 25,000 shares of Redeemable Common Stock.

     Under the Automatic Grant Program (the "1994 Grant Program") of the Company's 1994 Stock Option Plan (the "1994 Plan"), on and after April 30, 1995 non-employee members of the Board will receive a Nonstatutory Option to purchase 15,000 shares of Redeemable Common Stock. Under the 1994 Grant Program, each individual who is a non-employee member of the Board on April 30, 1995, will automatically be granted a Nonstatutory Option to purchase 15,000 shares of Redeemable Common Stock, and each non-employee member of the Board who is first elected to the position after April 30, 1995, will automatically be granted, on the date of such member's election to the Board, a Nonstatutory Option for the same number of shares of Redeemable Common Stock. Each option granted under the 1994 Grant Program vests in increments of 5,000 shares on each of the first, second and third anniversaries of the grant date and remains exercisable until the expiration or earlier termination of the option term. Such options have a term of ten years from the grant date, and are not assignable or transferable otherwise than by will or by the laws of descent and distribution. All options granted under the 1994 Grant Program have an exercise price equal to 100% of the fair market value of the Redeemable Common Stock on the date of the option grant. Under the terms of the 1994 Plan, on and after April 30, 1995 non-employee members of the Board will no longer receive automatic grants under the 1990 Grant Program.

COMPENSATION OF EXECUTIVE OFFICERS

                            Summary of Compensation

     The following table shows for the fiscal years ending December 31, 1994, 1993, and 1992, certain compensation paid by Genentech to the Named Executive Officers, including salary, bonuses, stock options, and certain other compensation:

                             SUMMARY COMPENSATION TABLE
                                                          Long Term
                                                          Compensation
                              Annual Compensation         Awards
                      __________________________________  _____________

Name and Principal                             Other      Securities
   Position                                    Annual     Underlying  All Other
__________________         Salary(1) Bonus Compensation(2)Options(3)  Compensation
                      Year    ($)      ($)        ($)        (#)          ($)
                     _____________________________________________________________
G. Kirk Raab          1994 $782,250  $400,000  $122,092(4) 250,000   $43,290(5)(6)
President and         1993 $745,000  $300,000  $196,268(4)    0      $45,700(5)(6)
Chief Executive       1992 $700,000  $160,000  $196,268(4) 250,000   $56,400(5)(6)
Officer


Arthur D. Levinson    1994 $350,000  $165,000     --       150,000   $19,000(6)
Senior Vice           1993 $330,000  $125,000     --          0      $16,000(6)
President             1992 $300,000  $ 70,000     --       100,000   $16,000(6)


William D. Young      1994 $326,000  $165,000     --       125,000   $18,040(6)
Senior Vice           1993 $310,000  $125,000     --           0     $15,200(6)
President             1992 $292,000  $ 70,000     --       100,000   $15,280(6)


John P. McLaughlin    1994 $315,000  $155,000     --       125,000   $17,400(6)
Senior Vice           1993 $292,000  $120,000     --           0     $14,480(6)
President and         1992 $275,000  $ 70,000     --       120,000   $14,600(6)
Secretary

Louis J. Lavigne, Jr. 1994 $307,000  $155,000     --       100,000   $17,080(6)
Senior Vice           1993 $292,000  $120,000     --           0     $14,480(6)
President and         1992 $275,000  $ 70,000     --        85,000   $14,400(6)
Chief Financial
Officer
____________________

(1) Includes amounts earned but deferred at the election of the executive, such as salary deferrals under Genentech's Tax Reduction Investment Plan (the
      "401(k) Plan") established under Section 401(k) of the Code.

(2) As permitted by rules promulgated by the Securities and Exchange Commission ("SEC"), no amounts are shown with respect to certain "perquisites" (such as imputed interest on loans at below market value rates), where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of Salary and Bonus for the Named Executive Officer, or (ii) $50,000.


(3)    Genentech has awarded no stock appreciation rights ("SARs").

(4) This amount represents foregone interest on loans to Mr. Raab as imputed under the Code.

(5) This amount includes the greater of two amounts which have accrued to Mr. Raab in each of fiscal years 1993 and 1992 pursuant to deferred compensation agreements providing for aggregate payments to him based upon his number of years of employment with Genentech. Since the $825,000 maximum amount payable to Mr. Raab under such agreements was reached on March 1, 1994 and all such amounts were previously accrued to Mr. Raab, no amounts have been accrued for 1994. The amounts accrued in fiscal year 1993 were $7,500 (termination for cause) and $9,500 (other termination). The amounts accrued in fiscal year 1992 were $20,000 (termination for cause) and $5,500 (other termination). See also "Employment Agreements" below for a more detailed description of these agreements.

(6) Consists of Genentech's matching payments under its 401(k) Plan for 1994, 1993 and 1992 and Genentech's matching payments under its Supplemental Plan for 1994, 1993 and 1992, except for additional amounts in the case of Mr. Raab (see note 5 above). Each of the Named Executive Officers received $6,000 in matching payments under the 401(k) Plan for 1994, and under the Supplemental Plan Messrs. Raab, Levinson, Young, McLaughlin and Lavigne received matching payments of $37,290, $13,000, $12,040, $11,400 and
       $11,080, respectively, for 1994. Each of the Named Executive Officers received $5,996 in matching payments under the 401(k) Plan for 1993, and under the Supplemental Plan Messrs. Raab, Levinson, Young, McLaughlin and Lavigne received matching payments of $30,204, $10,004, $9,204, $8,484 and $8,484, respectively, for 1993. Each of the Named Executive Officers received $5,819 in matching payments under the 401(k) Plan for 1992, and under the Supplemental Plan Messrs. Raab, Levinson, Young, McLaughlin and Lavigne received matching payments of $30,581, $10,181, $9,461, $8,781 and $8,581, respectively, for 1992.


                              Stock Option Grants and Exercises

     Genentech has options outstanding under its 1984 Incentive Stock Option Plan, its 1984 Non-Qualified Stock Option Plan, its 1990 Plan and its 1994 Plan. The following two tables show for the fiscal year ended December 31, 1994, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:


                           Option Grants in Last Fiscal Year

                                    Individual Grants
- ----------------------------------------------------------------------------------

                        Number of    % of Total
                        Securities    Options
                        Underlying   Granted to
                        Options       Employees  Exercise               Grant Date
                         Granted      in Fiscal   Price   Expiration    Present
Name                     (#)(1)         Year(2)   ($/Sh)     Date       Value($)(3)
_______                __________    ___________ ________ ____________ _______________
G. Kirk Raab             250,000         4.87%    $50.125   4/26/14      $6,300,000
Arthur D. Levinson       150,000         2.92%    $50.125   4/26/14      $3,780,000
William D. Young         125,000         2.43%    $50.125   4/26/14      $3,150,000
John P. McLaughlin       125,000         2.43%    $50.125   4/26/14      $3,150,000
Louis J. Lavigne, Jr.    100,000         1.95%    $50.125   4/26/14      $2,520,000
_____________________

(1)  All such options granted in 1994 were granted under the 1994 Plan and are nonstatutory options with a term of twenty years.  The options are subject to monthly vesting as follows:  no vesting during 1994 or 1995; 10% of total shares subject to option vesting in the year ending December 31, 1996 in equal monthly increments; 15% of total shares subject to option vesting in the year ending
     December 31, 1997 in equal monthly increments; 25% of total shares subject to option vesting in the year ending December 31, 1998 in equal monthly increments; and 50%
     of total shares subject to option vesting in the year ending December 31, 1999 in equal monthly increments.  In addition, the options will fully vest upon the event of a corporate transaction, as defined in the 1994 Plan, unless the acquiring company assumes the options or substitutes similar options.  In addition, the options will fully vest upon a change of control, as defined in the 1994 Plan.  The
     Board of Directors may reprice the options under the terms of the 1994 Plan.  The
     1994 Plan does not provide for the grant of SARs.

(2)  Based on an aggregate total of 5,137,055 options granted under all of the Company's option plans in 1994.

(3)  In determining grant date valuation, the Black-Scholes option pricing model was used.  The Company neither advocates nor necessarily agrees that the Black-Scholes model can properly determine the value of a non-transferrable employee stock option.
     Assumptions included: expected option term of 8 years; interest rate of 6.75%;
     annual dividend rate of zero; and volatility for the one year period prior to the
     April 26, 1994 grant date for all of the grants of 28.5%.

      Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values(1)

                                                                         Value of
                                                      Number of        Unexercised
                                               Securities Underlying  In-the-Money
                                               Unexercised Options at   Options at
                                                       FY-End (#)      FY-End ($)(3)

                 Shares Acquired    Value           Exercisable/        Exercisable/
Name             on Exercise(#)  Realized($)(2)    Unexercisable       Unexercisable
_______________________________________________________________________________________
G. Kirk Raab          65,625     $2,148,431      232,503/437,500   $5,307,902/$3,585,938
Arthur D. Levinson     5,000       $176,875      200,940/250,000   $4,076,946/$1,800,000
William D. Young           0              0      105,314/200,000   $2,591,295/$1,434,375
John P. McLaughlin         0              0      133,753/215,000   $3,118,215/$1,721,250
Louis J. Lavigne, Jr. 25,000       $821,550       75,782/163,750   $1,623,456/$1,219,219
____________________

(1)  Genentech has awarded no SARS.

(2)  Fair market value of Genentech's Redeemable Common Stock on the date of exercise minus the exercise price.

(3)  Fair market value of Genentech's Redeemable Common Stock at the close of business on
     December 31, 1994 ($45.625) minus the exercise price of the options.

Employment Agreements

     Mr. Raab had agreements with Genentech which provided that he would earn an amount of deferred compensation based upon his number of years of employment. The amount earned increased with the length of Mr. Raab's term of employment, until March 1, 1994 when the maximum amount of $825,000 was reached. In accordance with the terms of such agreements, on or about February 14, 1995, Mr. Raab was paid $825,000. In addition, Mr. Raab had an agreement with Genentech which provided that if he was employed by Genentech on February 14, 1995, he would earn $160,000 in deferred compensation. Since Mr. Raab was employed by Genentech on February 14, 1995, Mr. Raab earned, on that date, $160,000 which will be paid to him on or about May 15, 1995. All of the agreements described in this paragraph have expired under their respective terms.

     In October, 1989, the Board of Directors directed Genentech to enter into agreements with Messrs. Swanson (then Chief Executive Officer of Genentech), Raab, Young, Lavigne and McLaughlin, which provide certain benefits only in the event of termination of their employment following or as a condition to a change in control of Genentech (the "1989 Agreements"). The 1989 Agreements provide that, subject to certain exceptions, if the covered employee's employment is "involuntarily terminated," other than a "termination for cause," within thirty-six months following a "change in control," prior to but as a condition of a change in control or at the request of a party to the change in control (other than Genentech), or on or after a change in control and before January 1, 1995, the terminated employee will be entitled to a lump sum severance award equal to five times the sum of the terminated employee's annual compensation including salary and bonus. In addition, upon involuntary termination, the terminated employee and his eligible dependents will be entitled to the continuation of medical and dental care benefits for a five-year period and forgiveness of the entire unpaid balance (principal and accrued interest) outstanding at the time of the employee's involuntary termination under any outstanding Genentech loan or loans. "Involuntary termination" is defined in the 1989 Agreements as termination of a person's employment (i) as a result of an involuntary discharge or dismissal, (ii) voluntarily or involuntarily due to a permanent disability, (iii) voluntarily following (A) a change in the employee's position with Genentech which materially reduces the person's offices, titles, responsibility, authority, duties, status or reporting responsibilities, (B) a reduction in compensation as defined in the 1989 Agreements, or (C) a change in the person's place of employment which is more than 50 miles from that in effect prior to the change in control, provided and only if such change or reduction is effected without the person's written concurrence. "Change in control" is defined in the 1989 Agreements as (i) the acquisition by a person or a group, other than Genentech or certain related entities, of securities possessing (whether immediately or upon subsequent conversion or exercise) thirty percent or more of the total voting power of Genentech's outstanding securities, (ii) the acquisition by a person or a group, other than Genentech or certain related entities, of securities possessing (whether immediately or upon subsequent conversion or exercise) the right to elect a majority of Genentech's Board of Directors, (iii) the sale, transfer or other disposition (other than in the ordinary course) of fifty percent or more of the total fair market value of Genentech's assets, or (iv) the first date within any period of thirty-six consecutive months or less on which there is effected a change in the composition of the Board such that a majority of the Board ceases to be comprised of individuals who either (I) have been members of the Board continuously since the beginning of such period or
(II) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (I) who were still in office at the time such election or nomination was approved by the Board; provided such transaction or event occurs prior to January 1, 1995. The terms of Mr. Swanson's 1989 Agreement were identical to those described above except that in the event of involuntary termination, Mr. Swanson would be entitled to a special payment of $1,500,000 as a founder of Genentech.

     The 1989 Agreements provide that if any payments made pursuant to the 1989 Agreements or otherwise (including in connection with stock options) will subject the employee to an excise tax under Section 4999 of the Code, the employee will receive an additional payment so that the employee is in the same after-tax position he would have been in had such payments not resulted in such excise tax.

     In July 1990, the 1989 Agreements were amended to provide that stock options held by persons who are parties to the 1989 Agreements are to be treated in the same manner as all other employee stock options (i) with respect to the Merger and (ii) with respect to any subsequent exercise by Roche of its rights under the Governance Agreement to representation on the Board of Directors (and its committees), or with respect to any subsequent acquisition by Roche of securities of Genentech (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Governance Agreement that might, in either case, constitute a change in ownership or effective control of Genentech.

     All of the 1989 Agreements, as amended, other than Mr. Swanson's and Mr. Raab's expired in accordance with their terms on January 1, 1995. Mr. Swanson's 1989 Agreement, as amended, was terminated and replaced with the 1992 Agreement as described and defined below, and the terms of Mr. Raab's 1989 Agreement, as amended, were renegotiated as described below.

     The 1989 Agreement of Mr. Raab, as previously amended in 1990, was amended again in October 1991 to reduce the lump sum severance award from an amount equal to five times the sum of Mr. Raab's annual compensation (salary and bonus) to an amount equal to one times his annual compensation in the event of his involuntary termination (as defined in the 1989 Agreement) prior to age 60. His 1989 Agreement was also amended to provide that, in the event of such involuntary termination, the Company is required to make 180 monthly payments to him. Each monthly payment will be equal to (i) a specified percentage of the three year average of his annual compensation (salary and bonus), (ii) divided by 12. The specified percentage of average annual compensation to be paid is based upon Mr. Raab's age at the date of his involuntary termination: age 56-16%; age 57-22%; age 58-28%; and age 59-34%. The monthly payments will be adjusted periodically for cost-of-living increases and will terminate in the event of Mr. Raab's death. The 1989 Agreement was further amended to state that the Company will provide life insurance to Mr. Raab and medical and dental benefits to Mr. Raab and his dependents for 15 years after his involuntary termination. The provision of the 1989 Agreement forgiving any outstanding loans was eliminated. Following his involuntary termination prior to age 60, the amended 1989 Agreement provides that Mr. Raab will become a consultant to the Company for a period of 15 years and that his stock options will continue to vest and remain exercisable until the earlier of: (x) the expiration of the term of his options, or (y) 90 days after the expiration of his consultancy. The remaining provisions of the 1989 Agreement with Mr. Raab, as previously amended in 1990, continue in effect.

     In October 1991, the Board of Directors also directed Genentech to enter into a Post-Employment Consulting Agreement ("Post-Employment Agreement") with Mr. Raab which will make him a consultant to the Company for a period of 15 years and which will provide to him certain benefits during that consultancy if he remains employed by the Company until the attainment of the retirement age of 60. In such event, the Post-Employment Agreement provides that the Company is required to make 180 monthly payments to him. Each monthly payment will be equal to: (i) 40% of the three year average of his annual compensation (salary and bonus), (ii) divided by 12. The monthly payments will be reduced by certain retirement income to which Mr. Raab becomes entitled. In addition, the monthly payments will be subject to annual cost-of-living adjustments and will be terminated in the event of Mr. Raab's death. The Post-Employment Agreement also provides life insurance to Mr. Raab and medical and dental benefits to Mr. Raab and his dependents for a period of up to 15 years after retirement. The Post-Employment Agreement further provides that Mr. Raab's stock options will continue to vest and remain exercisable until the earlier of: (x) the expiration of the term of his options, or (y) the end of the calendar year of the expiration of his consultancy. During the term of the consultancy, Mr. Raab is subject to confidentiality, non-competition and non-solicitation provisions.

     In March 1992, the 1989 Agreement with Mr. Swanson, as previously amended in 1990, was terminated and replaced with a new agreement ("1992 Agreement"). The 1992 Agreement, which expires on December 31, 1996, provides that Mr. Swanson shall serve as Chairman of the Board of Directors and a member of the Compensation, Executive and Nominations Committees during that time, sets his duties and fixes his annual compensation at $600,000 per year subject to cost-of-living adjustments ($631,100 in fiscal year 1994), provides for deferred compensation equal to 4% of his annual compensation per year through the term of the 1992 Agreement, provides for life insurance on behalf of Mr. Swanson and medical and dental benefits on behalf of Mr. Swanson and his dependents until the year 2012 (which totalled approximately $13,220 in taxable compensation to Mr. Swanson in fiscal year 1994), continues the vesting and exercisability of his stock options, and provides him with secretarial and office support until 1997. In the 1992 Agreement, Mr. Swanson covenants not to compete with the Company under specified conditions. In the event of his "involuntary termination" (as defined in the 1989 Agreement), the 1992 Agreement provides for a lump sum severance award equal to a multiple of Mr. Swanson's annual and deferred compensation. The multiple decreases over time: 1992-five times; 1993-four times; 1994-three times; 1995-two times; and 1996-one times. The 1992 Agreement further provides that, upon Mr. Swanson's involuntary termination, he shall become a consultant to the Company until 1997 and that his stock options will continue to vest and remain exercisable until the earlier of: (a) the expiration of the term of his options, or (b) 90 days after the expiration of his consultancy. In the event of his death, the 1992 Agreement provides that the vesting of Mr. Swanson's unvested stock options, if any, shall be accelerated. Other than in the case of death and as described above, the 1992 Agreement provides for the same treatment of Mr. Swanson's stock options as set forth in the 1989 Agreement and the 1990 amendments thereto and the same payments in the event of a liability for excise tax under section 4999 of the Code. The provisions of the 1989 Agreement forgiving any outstanding loans and providing for a payment of $1.5 million are not contained in the 1992 Agreement.

Loans and Other Compensation

     During 1985, Genentech lent $450,000 (the "1985 Loan") to Mr. Raab for the purchase of a home in connection with his relocation to the San Francisco Bay Area. In addition, in 1985 Genentech agreed to provide Mr. Raab with a mortgage subsidy loan of $75,000 per year for four years payable in equal monthly installments. In each of 1988, 1989 and 1990, Genentech lent Mr. Raab an additional $75,000. The 1985, 1988, 1989 and 1990 loans are imputed to bear interest at rates ranging from 6.81% to 11.51%, and were repayable on February 14, 1995 (unless renewed by Genentech then) or within 6 months of termination. In addition, in 1989 Genentech lent Mr. Raab $1,100,000. This loan was imputed to bear interest at 9.13%. This loan was amended in 1993 to require repayment on June 27, 1994; however, Mr. Raab paid in full the outstanding balance on this loan in early March 1994. On February 14, 1995, Mr. Raab paid in full the outstanding balance on all of the other loans described herein other than the 1985 Loan. In February 1995, Genentech amended the terms of the 1985 Loan to require repayment of the 1985 Loan upon the earlier of February 14, 2000 or within 30 days after the date on which Roche causes Genentech to redeem its Redeemable Common Stock in accordance with the terms of its Certificate of Incorporation. The largest amount outstanding under these loans during 1994 was $2,075,000, and $450,000 is outstanding as of the date of this Proxy Statement. The imputed interest on these loans is compensatory to Mr. Raab and amounted to $122,092 in 1994.

     Between 1985 and 1992, Genentech lent Dr. Hugh D. Niall, Genentech's Vice President, Research Discovery, a total of $185,720 under loan transactions still outstanding, in connection with his relocation to the San Francisco Bay Area. Of this amount, $111,627 was forgivable and was imputed to bear interest at the rate of 10.88%. During 1994, the final $13,290 of the $111,627 was forgiven. The remaining $74,093 was imputed to bear interest at the rate of 9.78%. In July 1994 the $74,093 was paid in full by Dr. Niall. In December 1994, Genentech lent Dr. Niall an additional $4,708 to compensate Dr. Niall for his payment of taxes on the forgiven amounts described above. Such loan is repayable in full on or before August 15, 1995, and interest is imputed thereon at the rate of 7.53%. The largest amount outstanding under these loans during 1994 was $100,951 and a total of $4,316 is outstanding under the December 1994 loan as of the date of this Proxy Statement. The interest on these loans is compensatory to Dr. Niall and amounted to $5,113 in 1994.

     In 1990, Genentech lent $100,000 to Mr. Richard Brewer, Senior Vice President, for the purchase of a home in the San Francisco Bay Area. The loan is imputed to bear interest at a rate of 8.6% and is repayable in full on the earlier of the fifth anniversary of the date of the loan or the date of termination of Mr. Brewer's employment with Genentech. The largest amount outstanding under this loan during 1994 was $108,785, and the entire principal balance of this loan is outstanding as of the date of this Proxy Statement.
The interest on this loan is compensatory to Mr. Brewer and amounted to $8,785 in 1994.

     In 1991, Genentech lent $75,000 to Mr. Edmon R. Jennings, Vice President, Sales and Marketing, for the purchase of a home in connection with his relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 7.73% and is repayable in full on the earlier of five years from the date the loan was made or the date of termination of Mr. Jennings' employment with Genentech. The largest amount outstanding under this loan during 1994 was $80,910, and the entire principal balance of this loan is outstanding as of the date of this Proxy Statement. The interest on this loan is compensatory to Mr. Jennings and amounted to $5,910 in 1994.

     In 1992, Genentech lent $150,000 to Mr. Gregory Baird, Vice President, Corporate Communications, for the purchase of a home in connection with his relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 6.88% and is repayable in full on the earlier of the fifth anniversary of the date of the loan or the date of termination of Mr. Baird's employment with Genentech. The largest amount outstanding under this loan during 1994 was $160,498, and the entire principal balance of this loan is outstanding as of the date of this Proxy Statement. The imputed interest on this loan is compensatory to Mr. Baird and amounted to $10,498 in 1994.

     During 1994, Genentech lent $250,000 to Kimberly Popovits, Genentech's Vice President-Sales, for the purchase of a home in connection with her relocation to the San Francisco Bay Area, and during 1989 Genentech lent $30,000 to Ms. Popovits in connection with a separate relocation. The 1994 loan is imputed to bear interest at the rate of 7.53%, and the 1989 loan is imputed to bear interest at the rate of 8.25%. $150,000 of the 1994 loan is repayable in full on the earlier of five years from the date the loan was made or the date of Ms. Popovits' termination of employment with Genentech for any reason other than those described below. $100,000 of the 1994 loan will be forgiven in five equal amounts on the first anniversary dates of the loan if Ms. Popovits is employed by Genentech on such anniversary dates. If within three years of the date the 1994 loan was made, Ms. Popovits' employment with Genentech is involuntarily terminated for any reason other than gross misconduct or Ms. Popovits resigns due to a material diminishment of her position, any outstanding principal balance under the 1994 loan on such date shall be forgiven. The 1989 loan was due and payable in full on November 12, 1994; however, in January 1995 Genentech amended the terms of the 1989 loan to forgive all amounts due under this loan in three equal installments in 1995, 1996 and 1997. If Ms. Popovits' employment with Genentech is terminated prior to 1997, any amount outstanding under the 1989 loan will be forgiven at that time. The largest amount outstanding under these loans during 1994 was $284,079. The entire principal balance of the 1994 loan is outstanding as of the date of this Proxy Statement. The imputed interest on these loans is compensatory to Ms. Popovits and amounted to $4,079 in 1994.

Compensation Committee Report (1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of four non-employee directors. The Committee is responsible for setting and administering the policies which govern annual executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer ("CEO"), and the other executive officers of Genentech based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other pharmaceutical companies. The CEO is not present during the discussion of his compensation.

__________________
1    The material in this report and under the caption "Performance Measurement
Comparison" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

     The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets. In general, the salaries and stock option awards of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead the Committee determines the salaries for executive officers based upon a review of salary surveys of other pharmaceutical companies performed for the Committee. To provide the Compensation Committee with more information for making compensation comparisons, Genentech surveys a broader group of pharmaceutical companies than those companies included in the Standard & Poors Drug Index shown on Genentech's Performance Measurement Comparison Graph.
Based upon such surveys, the executive officers' salaries are set in the mid-range as compared to other pharmaceutical companies, while stock options are set in the mid to high-range compared to other pharmaceutical companies. In awarding stock options, the Committee considers individual performance, overall contribution to Genentech, officer retention, the number of unvested stock options and the total number of stock options to be awarded. In addition, the Committee generally does not award stock options to executive officers more frequently than biannually. Consistent with these policies, the Committee considered the 1994 base salary for all executive officers in its December 1993 meeting and adopted an average merit increase in base salary for 1994 of 5.32% for all executive officers except four (who received greater increases due to promotions and adjustments) for an aggregate average increase in base salary of 7.08% for all executive officers. After considering the criteria relating to awarding stock options and consistent with Genentech's biannual option grant policy, in 1994 the Committee awarded executive officers, including the Named Executive Officers, options to purchase an average of 73,846 shares of Genentech's Redeemable Common Stock. In determining where a given officer's total compensation, including the CEO's, is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the profitability of Genentech as measured by earnings per share.

     Based on the surveys of other pharmaceutical companies described above, bonuses are set in the low range compared to such companies. However, payment of bonuses is also expressly linked to the attainment of specified corporate goals which the Committee sets at each year's December meeting for the next year. Among other things, these goals determine whether a bonus will be paid to all employees and the amount of funding available for the bonus pool. For the bonus for services rendered in 1994, the corporate performance goals, in order of importance, related to: (i) achievement of corporate earnings targets; (ii) initiation or completion of specified clinical trials investigating the use of new products or new indications for marketed products; and (iii) submission of regulatory filings such as an Investigational New Drug Application or a New Drug Application for specified products or indications.
In setting these goals, the Committee is cognizant of the long development cycle for human pharmaceuticals. The corporate performance goals for bonuses selected by the Committee seek to balance the desire for immediate earnings and the longer term goal of enhancing shareholder value by bringing to market many of the potential therapies in Genentech's research and development pipeline.
In February, 1995, the Committee reviewed the corporate performance goals for bonuses and determined that all of the corporate goals sufficient to fund the maximum bonus pool were achieved. The Committee set a bonus of 51% of salary for the bonus for the CEO based upon the achievement of all of the requisite corporate goals. The Committee set a range of 0% to 53% of salary for bonuses for all other executive officers. Within that range, the Committee set the bonus for each executive officer based on the Committee's subjective evaluation of the individual's performance. In the past nine years, based upon the Company's degree of achievement of then specified corporate goals, there have been two years when no bonuses were paid and two other years when the average dollar bonus paid to each executive officer was less than the comparable bonus paid in the previous year.

     The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with pharmaceutical companies as described above. In awarding stock options, the Committee considers the CEO's performance, overall contribution to Genentech, retention, the number of unvested stock options and the total number of options to be awarded. After considering the criteria relating to awarding stock options and consistent with Genentech's biannual option grant policy, in 1994 the Committee awarded the CEO an option to purchase 250,000 shares of Genentech's Redeemable Common Stock. The CEO's bonus is dependent on Genentech achieving the performance goals outlined above and the Committee's subjective evaluation of the CEO's performance. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the profitability of Genentech as measured by earnings per share.

Compared to other pharmaceutical companies surveyed by Genentech, the CEO's salary and stock options are in the mid range and his bonus is in the low range.


     Genentech has currently decided not to amend its stock option plans or modify the administration thereof to comply with exclusions related to the enactment of Section 162(m) of the Code relating to the non-deductibility of compensation of Named Executive Officers in excess of $1,000,000 per year. Compliance with one of the exclusionary requirements regarding oversight of stock option plans by a committee of "outside directors" would necessitate changes in the membership of the Compensation Committee that would contravene the 1992 Agreement with Mr. Swanson and the Governance Agreement with Roche. However, under proposed transition rules of the Internal Revenue Service, Genentech will maintain the deductibility of any compensation paid to Named Executive Officers in excess of $1,000,000 relating to options granted under stock option plans, such as Genentech's stock option plans other than the 1994 Stock Option Plan (the "1994 Plan"), which were approved by stockholders before December 20, 1993 pursuant to Rule 16b-3(b) of the Exchange Act until the earlier of (i) the expiration or material modification of such plan, (ii) the issuance of all stock allocated under such plan, or (iii) the first meeting of stockholders subsequent to December 31, 1996 at which directors are elected (the "1997 Annual Meeting"). So long as Genentech complies with such transition rule, Genentech believes that compensation associated with the exercise of any options granted under such option plans prior to the 1997 Annual Meeting will comply with the $1,000,000 compensation exclusions, regardless of when such options are exercised. For all of Genentech's stock option plans approved by its stockholders subsequent to December 20, 1993, including the 1994 Plan, Genentech intends to draft such plans, to the extent possible and pursuant to the proposed transition rules, to comply with the $1,000,000 compensation exclusions related to Section 162(m) of the Code. One of the proposed transition rules provides that stock option plans such as the 1994 Plan do not need to comply with the outside director oversight requirement until the first meeting of stockholders on or subsequent to January 1, 1996 at which directors are elected (the "1996 Annual Meeting"). So long as Genentech complies with such transition rule, Genentech believes that compensation associated with the exercise of any options granted under the 1994 Plan prior to the 1996 Annual Meeting will comply with the $1,000,000 compensation exclusions, regardless of when such options are exercised.


     From the members of the Compensation Committee of Genentech:

                                    Armin M. Kessler
                                    J. Richard Munro
                                    Thomas J. Perkins
                                    Robert A. Swanson


Compensation Committee Interlocks and Insider Participation

     As noted above, during 1994 Genentech's Compensation Committee consisted of Messrs. Kessler, Munro, Perkins and Swanson. Mr. Swanson served as Chief Executive Officer of Genentech from 1976 to 1990 and has served as Genentech's Chairman of the Board since 1990. Dr. Kessler has been Chief Operating Officer of F. Hoffmann-La Roche Ltd. since 1990 and a member of the Board of Directors of Roche Holding Ltd. Pursuant to the terms of the Governance Agreement, Dr. Kessler is serving on Genentech's Compensation Committee as a designee of Roche. See "Certain Relationships and Related Transactions" below for a description of Genentech's relationship with Roche.

Performance Measurement Comparison

     The following chart shows a comparison of five year cumulative total stockholder return among Genentech, the Standard & Poors Drug Index, and the Standard & Poors 500 Index: (1)

                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN


                            1989     1990     1991     1992    1993    1994
                           ==================================================

Standard & Poors Drug Index   100      114      188     151     138      161
Standard & Poors 500 Index    100       97      126     136     150      152
Genentech, Inc.               100      139      200     231     313      283

(1) The total return on investment (change in year end stock price plus reinvested dividends) assumes $100 invested on December 31, 1989, in Genentech, the Standard & Poors Drug Index (comprised of Eli Lilly & Company, Merck and Company, Inc., Pfizer Inc., the Schering-Plough Corporation and The Upjohn Company), and the Standard & Poors 500 Index.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In January 1980, Genentech and Hoffmann-La Roche Inc. ("Hoffmann-La Roche") entered into an agreement regarding the development and commercialization of human leukocyte ("alpha") and fibroblast ("beta") interferons. Hoffmann-La Roche is a New Jersey corporation and a subsidiary of Roche, and as such is affiliated with Genentech. Pursuant to this agreement, as amended from time to time, Genentech granted Hoffmann-La Roche a sole and exclusive, worldwide license to use and sell (and, under certain circumstances, manufacture) alpha and beta interferons using organisms and knowhow developed by Genentech and under patent rights belonging to Genentech, for a period of 20 years. Pursuant to this agreement, Genentech is entitled to royalties on sales of interferons by Hoffmann-La Roche for 10 years after commercial introduction, unless the period of exclusivity is extended for an additional 5 year, royalty-bearing period. These royalties totaled $7.9 million in 1994.

     In May 1991, Genentech entered into an agreement with Hoffmann-La Roche in settlement of all disputes, including all issues in litigation between the parties, relating to the Li patent on human growth hormone and methods for its preparation. Under the settlement agreement, Genentech received a non-exclusive license under the patent and will make payments and/or grant credits, against future royalties under the interferon license described above, to Hoffmann-La Roche totalling $4 million over a ten-year period. In addition, Hoffman-La Roche received a paid-up non-exclusive license under certain Genentech patents for specific product applications.

     In March 1992, Genentech announced a collaborative agreement with F. Hoffmann-LaRoche Ltd ("HLR") to establish Genentech Europe Limited and its affiliates, intended to combine the resources of the two companies to focus on commercialization of Genentech's drug Pulmozyme.

     HLR is a Swiss corporation and a subsidiary of Roche, and as such is affiliated with Genentech. Pulmozyme is also being evaluated in both the United States and Europe as a potential treatment for chronic obstructive pulmonary diseases. Specifically, the agreement between Genentech and HLR calls for the collaborative clinical development, registration and marketing of Pulmozyme by Genentech and HLR in Western Europe. Genentech Europe Limited and its affiliates are responsible for the manufacture and supply of Pulmozyme throughout Europe and for the marketing of the product in certain European countries. HLR provides technical support to Genentech and will make milestone payments of up to $30 million to Genentech if certain conditions are met. The two companies share the developmental costs and the marketing and selling effort for Pulmozyme and profits from product sales. As of December 31, 1994, Genentech has earned and received $19 million in milestone payments from HLR (including $10.0 million earned in the fiscal year 1994) and also received $10.5 million in payments in accordance with the profit sharing arrangement between the companies (including $8.7 million accrued in fiscal year 1994). Also as part of the agreement and in return for a royalty on product sales, Genentech has granted HLR an exclusive license to sell Pulmozyme in the countries outside of Western Europe, the United States, Canada and Japan under a common Genentech trademark. Also, during fiscal year 1994 Genentech Europe Limited sold $6.7 million worth of Pulmozyme to HLR.

     In January 1992, Genentech entered into an agreement with HLR relating to the development and supply of a recombinant tumor necrosis factor ("TNF") receptor-fusion protein being evaluated for use in septic shock, rheumatoid arthritis and multiple sclerosis. Pursuant to this Agreement, Genentech is responsible for developing and scaling up a recombinant production process for TNF receptor-fusion protein and for supplying preclinical and clinical requirements of such material and, eventually, commercial requirements. HLR reimburses Genentech for certain costs of developing and scaling its manufacturing capability and will purchase manufactured TNF receptor-fusion protein from Genentech; for calendar year 1994, such costs totalled approximately $7.1 million. In addition, Genentech has the option to participate in certain commercial opportunities with HLR.

     In addition to the foregoing agreements, Genentech is developing a mammalian cell line for HLR to produce a molecule that HLR is developing. HLR will provide Genentech future services of an equivalent value in exchange for Genentech's development efforts.

     In 1994 Genentech entered into four R&D collaboration agreements with HLR and Hoffmann-La Roche, each an affiliate of Genentech (collectively, "HLR/Roche") which involve consideration in excess of $60,000. The four collaborations are in the areas of oral IIb/IIIa antagonists, oral IL-8 antagonists, oral LFA/ICAM antagonists, and ras farnesltransferase inhibitors. In general, under the oral IIb/IIIa antagonists collaboration agreement Genentech will have marketing rights in the United States, Canada and Mexico (the "Genentech Countries") to products developed through the collaboration, and HLR/Roche will have marketing rights to products in the rest of the world ("ROW Countries"). In general, Genentech and HLR/Roche will share equally all development costs of products for the Genentech Countries and Europe; however, HLR/Roche will bear all such costs associated with other countries. In general, Genentech will pay royalties to HLR/Roche on product sales in each of the Genentech Countries, and HLR/Roche will pay an equivalent royalty rate to Genentech on product sales in each of the ROW Countries. If under certain circumstances one of the parties declines to participate and share in future research and development of a product, royalties to be received by such party shall be reduced. For the year ended December 31, 1994 no amounts have been paid under this agreement.

     In general, under each of the oral IL-8 antagonists, oral LFA/ICAM antagonists and ras farneysltransferase inhibitors collaboration agreements, Genentech and HLR/Roche will share equally (i) the rights to market and sell any products in the United States, Canada, Mexico and Europe (the "Collaborative Countries") and (ii) any profits from product sales in the Collaborative Countries. HLR/Roche will have the rights to market and sell any products in the rest of the world, including, in certain circumstances, Japan (the "Other ROW Countries"). In general, Genentech and HLR/Roche will share equally all development costs of products for the Collaborative Countries; however, HLR/Roche will bear all such costs associated with Other ROW Countries. In general, if Genentech meets certain requirements as to its development and sales efforts in Japan, each party will (i) share equally all development costs for product in Japan, (ii) have the right to use, market and sell such products in Japan, and (iii) pay a royalty to the other party on product sales in Japan. Otherwise, Japan shall be considered part of HLR/Roche's Other ROW Countries and HLR/Roche shall pay Genentech a royalty on products sales in Japan. Under certain circumstances, each party has the option to decline to participate and share in future research and development of products (the "Other Optout Option"). If Genentech has not exercised its Other Optout Option, HLR/Roche will pay a royalty to Genentech on sales of products in each of the Other ROW Countries, and if Genentech has exercised its Other Optout Option, HLR/Roche will pay a reduced royalty to Genentech on worldwide sales of products. If HLR/Roche has exercised its Other Optout Option, Genentech will pay a royalty to HLR/Roche on sales of products in each of the Collaborative Countries. For the year ended December 31, 1994 no amounts have been paid under these agreements.

               PROPOSAL 3-RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1995, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Genentech's financial statements since its inception in 1976. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as Genentech's independent auditors is not required by the Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will consider whether to retain that firm for the year ending December 31, 1995.

     The affirmative vote of the holders of a majority of the Redeemable Common Stock and Common Stock represented at the Annual Meeting, voting together as a single class, is required for approval of this proposal, provided that a quorum is present.

                            THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                 IN FAVOR OF SUCH RATIFICATION.

                                         OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the Proxy will vote on such matters in accordance with their best judgement.

Graphics Appendix List

Page           Description
- ----           -----------
21             A performance graph measuring the cumulative shareholder return of Genentech, Inc., the Standard & Poor's 500 Stock Index and the Standard & Poor's Drug Index for the five year period ending
               December 31, 1994. Data points used in creating the performance graph are listed in tabular form in the body of the electronic document.

FORM OF PROXY

GENENTECH, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 13, 1995

The undersigned hereby appoints John P. McLaughlin, as attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Redeemable Common Stock of Genentech, Inc. ("Genentech") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Genentech to be held at the Marriot Hotel, 1800 Old Bayshore Highway, Burlingame, California on Thursday, April 13, 1995, commencing at 10 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

X  PLEASE MARK VOTES AS IN THIS EXAMPLE.
- --
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSALS 2 AND 3.

1. To elect five directors to hold office until the 1998 Annual Meeting of Stockholders.
Nominees:  Jurgen Drews, Armin M. Kessler, Donald L. Murfin,
           John T. Potts, Jr.and G. Kirk Raab

For        WITHHELD FROM ALL NOMINEES

- -----       -----

- ----- --------------------------
      For all nominees except as noted above

2.  To approve amendments to Genentech's 1991 Employee Stock Plan.

FOR     AGAINST     ABSTAIN

- -----   ------      ------

3. To ratify the selection of Ernst & Young, LLP as independent public accountants of Genentech for the year ending December 31, 1995.

- -------     --------    -------

4. Discretionary authority on any other business that may properly come before the meeting or any continuations and adjournments thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ----------

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ------------

Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Signature: __________________________ Date ________ 1995
Signature: __________________________ Date ________ 1995